Exhibit 99.1
Citizens First National Bank
401(k) and Profit Sharing Plan
EIN 36-0917979 PN 003
Accountants’ Report and Financial Statements
December 31, 2008 and 2007

Citizens First National Bank 401(k) and Profit Sharing Plan
December 31, 2008 and 2007

Contents

Report of Independent Registered Public Accounting Firm	1

Financial Statements
Statements of Net Assets Available for Benefits	2
Statements of Changes in Net Assets Available for Benefits	3
Notes to Financial Statements	4

Supplemental Schedule
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)	13

Report of Independent Registered Public Accounting Firm
Plan Administrator
Citizens First National Bank 401(k) and Profit Sharing Plan
Princeton, Illinois
We have audited the accompanying statements of net assets available for benefits of Citizens First National Bank 401(k) and Profit Sharing Plan as of December 31, 2008 and 2007, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing auditing procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no opinion. Our audits also included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of Citizens First National Bank 401(k) and Profit Sharing Plan as of December 31, 2008 and 2007, and the changes in its net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 4, in 2008 the Plan changed its method of accounting for fair value measurements in accordance with Statement of Financial Accounting Standards No. 157.
The accompanying supplemental schedule of assets (held at end of year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated, in all material respects, in relation to the basic financial statements taken as a whole.
/s/ BKD, llp
Decatur, Illinois
June 17, 2009
Federal Employer Identification Number: 44-0160260

Citizens First National Bank 401(k) and Profit Sharing Plan
Statements of Net Assets Available for Benefits
December 31, 2008 and 2007

	2008	2007

Investments, At Fair Value	$16,435,339	$21,898,040

Receivables

Employer’s contribution	402,145	353,681

Net Assets Available for Benefits, At Fair Value	16,837,484	22,251,721

Adjustments from fair value to contract value for interest in collective trust relating to fully benefit-responsive contracts	13,486	(5,295)

Net Assets Available for Benefits	$16,850,970	$22,246,426

See Notes to Financial Statements

Citizens First National Bank 401(k) and Profit Sharing Plan
Statements of Changes in Net Assets Available for Benefits
Years Ended December 31, 2008 and 2007

	2008	2007

Investment Income
Net depreciation in fair value of investments	$(6,423,105)	$(1,035,578)
Interest and dividends	708,503	1,447,918

	(5,714,602)	412,340

Contributions
Employer	807,552	763,249
Participants	854,913	857,661
Rollovers	1,581	63,236

	1,664,046	1,684,146

Total additions	(4,050,556)	2,096,486

Deductions
Benefits paid directly to participants	1,329,249	2,333,690
Administrative expenses	15,651	—

Total deductions	1,344,900	2,333,690

Net Decrease	(5,395,456)	(237,204)

Net Assets Available for Benefits, Beginning of Year	22,246,426	22,483,630

Net Assets Available for Benefits, End of Year	$16,850,970	$22,246,426

See Notes to Financial Statements

Citizens First National Bank 401(k) and Profit Sharing Plan
Notes to Financial Statements
December 31, 2008 and 2007
Note 1: Description of the Plan
The following description of the Citizens First National Bank 401(k) and Profit Sharing Plan (Plan) provides only general information. Participants should refer to the Plan Document and Summary Plan Description for a more complete description of the Plan’s provisions, which are available from the plan administrator.
General
The Plan is a defined contribution plan sponsored by Citizens First National Bank (Employer) covering all employees who have at least one year of service and are age 18 or older. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).
Contributions
The Plan permits eligible employees through a salary deferral election to have the Employer make annual contributions of up to 100% of eligible compensation. Employee rollover contributions are also permitted. The Employer makes matching contributions of 100% of employees’ salary deferral amounts up to 3% of employee’s compensation and 50% of the employees’ compensation between 3% and 5%. The Employer may also, at its sole discretion, contribute to the Plan an amount to be determined from year to year as a profit sharing contribution. For the years ended December 31, 2008 and 2007, the profit sharing contribution was 3% of eligible compensation. Contributions are subject to certain limitations.
Participant Investment Account Options
Investment account options available include various funds. Each participant has the option of directing his contributions into any of the separate investment accounts and may change the allocation daily.
Participant Accounts
Each participant’s account is credited with the participant’s contribution, the Employer’s contribution and plan earnings. The benefits to which a participant is entitled is the benefit that can be provided from the participant’s vested account.
Vesting
Participants are immediately vested in their voluntary contributions and the Bank’s matching contributions plus earnings thereon. Vesting in the Employer’s profit sharing contribution portion of their accounts plus earnings thereon is based on years of continuous service. A participant is fully vested after 5 years of continuous service. The nonvested balance is forfeited upon payment of benefits. Forfeitures may be used to reduce matching contributions, to pay Plan expenses or allocated among active participants based upon eligible compensation.

Citizens First National Bank 401(k) and Profit Sharing Plan
Notes to Financial Statements
December 31, 2008 and 2007
Payment of Benefits
Upon termination of service, an employee may elect to receive either a lump-sum amount equal to the value of his account or installments.
Participant Loans
The Plan document includes provisions authorizing loans from the Plan to active eligible participants. The minimum amount of a loan shall be $1,000. The maximum amount of a participant’s loans is determined by the available loan balance restricted to the lesser of $50,000 or 50% of the participant’s vested account balance. All loans are covered by demand notes and are repayable over a period not to exceed five years except for loans for the purchase of a principal residence through payroll withholdings unless the participant is paying the loan in full. Interest on the loans is charged at prime rate plus 1% at loan inception.
Plan Termination
Although it has not expressed an intention to do so, the Employer has the right under the Plan to discontinue its contributions at any time and to terminate the Plan, subject to the provisions of ERISA. In the event of plan termination, participants will become 100% vested in their accounts.
Note 2: Summary of Significant Accounting Policies
Basis of Accounting
The accompanying financial statements are prepared on the accrual basis of accounting.
As described in Financial Accounting Standards Board Staff Position, FSP AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans (the FSP), investment contracts held by a defined-contribution plan are required to be reported at fair value. Contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts, because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the plan. The plan invests in investment contracts through a collective trust. As required by the FSP, the Statement of Net Assets Available for Benefits presents the fair value of the investment in the collective trust, as well as the adjustment of the investment in the collective trust from fair value to contract value relating to the investment contracts. The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis.

Citizens First National Bank 401(k) and Profit Sharing Plan
Notes to Financial Statements
December 31, 2008 and 2007
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of net assets and changes in net assets and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.
Valuation of Investments and Income Recognition
Investments are carried at fair value.
Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.
Plan Tax Status
The Plan operates under a nonstandardized adoption agreement in connection with a prototype retirement plan sponsored by Automatic Data Processing, Inc. This prototype plan document has been filed with the appropriate agency. The Plan has not obtained or requested a determination letter. However, the Plan administrator believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code and that the Plan was qualified and the related trust was tax exempt as of the financial statement date.
Payment of Benefits
Benefit payments to participants are recorded upon distribution.
Administrative Expenses
Administrative expenses may be paid by the Employer or the Plan, at the Employer’s discretion.
Reclassifications
Certain reclassifications have been made to the 2007 financial statement to conform to the 2008 financial statement presentation. These reclassifications had no effect on changes in net assets available for benefits.

Citizens First National Bank 401(k) and Profit Sharing Plan
Notes to Financial Statements
December 31, 2008 and 2007
Note 3: Investments
The Plan’s investments (including investments bought, sold and held during the year) appreciated (depreciated) in fair value as follows:

	2008
	Net
	Depreciation
	in Fair Value	Fair Value at
	During Year	End of Year

Mutual funds	$(6,241,090)	$12,978,898
Common stock	(182,015)	1,718,456
Common collective trust fund	—	1,348,689
Participant loans	—	389,296

	$(6,423,105)	$16,435,339

	2007
	Net
	Appreciation
	in Fair Value	Fair Value at
	During Year	End of Year

Mutual funds	$(436,162)	$19,735,558
Common stock	(599,416)	1,828,607
Common collective trust fund	—	1,236,668
Participant loans	—	328,580

	$(1,035,578)	$23,129,413

Citizens First National Bank 401(k) and Profit Sharing Plan
Notes to Financial Statements
December 31, 2008 and 2007
The fair value of individual investments that represented 5% or more of the Plan’s net assets available for benefits in either year were as follows:

	2008	2007

Harbor International Fund	$680,597	$1,225,348
American Funds Growth R3 Fund	1,019,776	1,196,960
T. Rowe Price Value ADV Fund	974,476	1,510,149
Fidelity Asset Manager Fund	1,914,790	2,327,091
American Funds Income R3 Fund	6,765,344	9,852,266
Vanguard Total Stock Market Fund	773,913	1,231,955
Federated Capital Preservation Fund	1,348,689	1,236,668
Princeton National Bancorp, Inc. Common Stock	1,718,456	1,828,607
Interest and dividends realized on the Plan’s investments for the years ended 2008 and 2007 were $708,503 and $1,447,918, respectively.
Note 4: Fair Value of Plan Assets
Effective January 1, 2008, the Plan adopted Statement of Financial Accounting Standards No. 157, Fair Value Measurements (FAS 157). FAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. FAS 157 has been applied prospectively as of the beginning of the year.
FAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FAS 157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets

Level 2	Observable inputs other than Level 1 prices, such as quoted prices for similar assets; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets

Citizens First National Bank 401(k) and Profit Sharing Plan
Notes to Financial Statements
December 31, 2008 and 2007
Following is a description of the valuation methodologies used for assets measured at fair value on a recurring basis and recognized in the accompanying statements of net assets available for benefits, as well as the general classification of such assets pursuant to the valuation hierarchy.
Investments
Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include common stock of the Employer and mutual funds. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics or discounted cash flows. Level 2 securities include a common collective trust fund. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy and include participant loans.
The following table presents the fair value measurements of assets recognized in the accompanying statements of net assets available for benefits measured at fair value on a recurring basis and the level within the FAS 157 fair value hierarchy in which the fair value measurements fall at December 31, 2008:

		Fair Value Measurements Using
		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)

Common stock	$1,718,456	$1,718,456	$—	$—
Mutual funds	12,978,898	12,978,898	—	—
Common collective trust fund	1,348,689	—	1,348,689	—
Participant loans	389,296	—	—	389,296

	$16,435,339	$14,697,354	$1,348,689	$389,296

Citizens First National Bank 401(k) and Profit Sharing Plan
Notes to Financial Statements
December 31, 2008 and 2007
The following is a reconciliation of the beginning and ending balances of recurring fair value measurements recognized in the accompanying statements of net assets using significant unobservable (Level 3) inputs:

Participant Loans
Balance, January 1, 2008	$328,580

Purchases, issuances and settlements	60,716

Balance, December 31, 2008	$389,296

Note 5: Party-in-Interest Transactions
Party-in-interest transactions include those with fiduciaries or employees of the Plan, any person who provides services to the Plan, an employer whose employees are covered by the Plan, a person who owns 50 percent or more of such an employer, or relatives of such persons.
Active participants can purchase the common stock of Princeton National Bancorp, Inc. (Company). At December 31, 2008 and 2007, participants held 77,635 and 75,406 shares, respectively.
The Plan incurs expenses related to general administration and record keeping. The plan sponsor pays these expenses and certain accounting and auditing fees relating to the Plan.
Note 6: Current Economic Conditions
The current economic environment presents employee benefit plans with unprecedented circumstances and challenges, which in some cases have resulted in large declines in the fair value of investments. The financial statements have been prepared using values and information currently available to the Plan.
Given the volatility of current economic conditions, the values of assets recorded in the financial statements could change rapidly, resulting in material future adjustments in investment values that could negatively impact the Plan.

Citizens First National Bank 401(k) and Profit Sharing Plan
Notes to Financial Statements
December 31, 2008 and 2007
Note 7: Plan Amendments
Effective January 1, 2008, the plan’s definition of compensation changed with respect to the IRS code section 415, determination of highly compensation employees for the plan pursuant to IRS code section 414(q), and top heavy purposes under IRS code section 416. The definition of compensation will include the following items:
•	Payments for unused sick, vacation or other leave,

•	Payments for nonqualified deferred compensation plan, and

•	Payments of compensation must be made by the later of 2 1/2 months after severance from employment or by the end of the limitation year that includes the date of such severance from employment.
The definition of compensation will exclude the following items:
•	Severance pay,

•	Salary continuation payments for participants on military service,

•	Salary continuation payments for disabled participants, and

•	Compensation earned but not paid during the limitation year solely because of the timing of pay periods and pay dates.
Effective October 1, 2008, the Plan was amended with respect to distributions. The $5,000 threshold in such provisions was reduced to $1,000 and the value of participant’s interest in the Plan for such purpose shall include any rollover contributions within the meaning of Code Sections 402(c), 403(a)(4), 403(b)(8), 408(d)(3)(A)(ii), and 457(e)(16).
Note 8: Subsequent Events
Plan Amendment
The Plan was amended for changes in its choices of investment options effective July 1, 2009. The Plan is adding eight new target retirement date funds to the menu of choices available in the plan. In addition, the American Funds Fundamental Investor and Neuberger Berman Genesis Fund will be added as investment choices available in the plan. The T. Rowe Price Value Fund will be eliminated as a choice available in the plan.

Supplemental Schedule

Citizens First National Bank 401(k) and Profit Sharing Plan
EIN 36-0917979 PN 003
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)
December 31, 2008

Identity of Issuer	Description of Investment	Current

Common Stock
Princeton National Bancorp, Inc.*	77,635 shares	$1,718,456

Mutual Funds
American Funds Growth R3 Fund	50,484 shares	1,019,776
T. Rowe Price Value ADV Fund	64,749 shares	974,476
Oppenheimer Small-Mid Value A Fund	22,129 shares	406,738
Harbor International Fund	16,964 shares	680,597
Fidelity Asset Manager Fund	185,542 shares	1,914,790
American Funds Income R3 Fund	518,417 shares	6,765,344
Vanguard Short Term Investment Fund	6,901 shares	66,735
Fidelity GNMA Fund	33,769 shares	376,529
Vanguard Total Stock Market Fund	35,501 shares	773,913

		12,978,898

Common Collective Trust Fund
Federated Capital Preservation Fund	136,217 shares	1,348,689

Participant Loans	5.00% to 9.25%	389,296

		$16,435,339

*	Represents a party-in-interest to the Plan.